Exhibit 99.1

MEDIA

Stacie Fleming

London

+44.20.7131.3473

comms@bats.com

INVESTORS

Mark Marriott

Kansas City

+1.913.815.7132

ir@bats.com

Bats Global Markets Successfully Completes

Debt Refinancing Transaction
Creates Additional Capital Allocation Flexibility;

Records Pretax Charge of $18 million

KANSAS CITY — June 30, 2016 — Bats Global Markets, Inc. (Bats: BATS), a leading global operator of exchanges and services for financial markets, today announced the refinancing of the company’s outstanding $656 million of term loans and $100 million revolving credit facility (collectively, the “Existing Credit Agreement”) with $650 million of new seven-year term loans and a new $100 million three-year revolving credit facility. The company will record a pretax charge of $18 million in the second quarter incurred as a result of a loss on the early extinguishment of the amount outstanding under the Existing Credit Agreement.

“This refinancing gives us the ability to take advantage of our stronger credit profile and favorable market conditions to lower interest expense by nearly $7 million in 2016 and $11 million in 2017,” said Bats Chief Financial Officer Brian Schell. “Also, this transaction creates incremental capital allocation flexibility by extending the weighted average maturity of the term financing from 3.5 years to 7 years and by significantly reducing the annual mandatory principal amortization due on the term loan.”

About Bats Global Markets, Inc.

Bats Global Markets, Inc. (Bats: BATS) is a leading global operator of exchanges and services for financial markets, dedicated to Making Markets Better. Bats is the second-largest stock exchange operator in the U.S., operates the largest stock exchange and trade reporting facility in Europe, and the #1 market globally for ETF trading. We also operate growing ETF listings venues in the U.S. and Europe, two U.S. options exchanges and Bats Hotspot, our global foreign exchange market. ETF.com, a leading provider of ETF news, data and analysis, is a wholly-owned subsidiary. The company is headquartered in Kansas City with offices in New York, London, Chicago, San Francisco and Singapore. Visit bats.com and @BatsGlobal for more information.

Forward Looking Statements

This press release includes certain disclosures which contain “forward-looking statements.” You can identify forward-looking statements because they contain words such as “believes” and “expects.” Forward-looking statements are based on Bats’ current expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in our filings with the SEC, including our registration statement on Form S-1, as amended from time to time, under the caption “Risk Factors.”